UNITED STATES SECURITIES AND

EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest reported) October 24, 2013

AMERICAN MINING CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	000-52403	20-3373669
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

970 Caughlin Crossing, Suite 100

Reno, Nevada 89519

(Address of principal executive offices and Zip Code)

(702) 465-5213

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement

On October 24, 2013, the Registrant entered into a Debt Restructuring Agreement with Thomas Mills, the Registrant’s controlling shareholder, whereby Mr. Mills agreed to surrender for cancellation a promissory note issued by the Registrant on June 20, 2013, that secured a principal debt obligation of $100,000 (the “Surrendered Note”). The Surrendered Note was due on demand and accrued simple interest at the rate of 20% per annum. In exchange for the Surrendered Note, the Registrant agreed to issue a convertible promissory note, with a fixed maturity date of December 31, 2013 (the “Convertible Note”). The Convertible Note accrues simple interest at the rate of 20% per annum from June 20, 2013, and is convertible into shares of the Registrant’s common stock at the rate of one share for each $0.005 of indebtedness secured by the Convertible Note.

The Surrendered Note was originally issued to Ophion Management Ltd., a company controlled by Thomas Mills, on June 20, 2013, and was subsequently assigned to Mr. Mills on October 7, 2013. The Surrendered Note was surrendered to the Registrant and cancelled on October 28, 2013.

The Convertible Note was issued to Thomas Mills on October 28, 2013.

The Board of Directors of the Registrant approved the Debt Restructuring Agreement and the transactions contemplated thereby (including the cancellation of the Surrendered Note and the issuance of the Convertible Note) after determining that the Debt Restructuring Agreement and the transactions contemplated thereby are fair to and in the best interests of the Registrant.

The description of the terms and conditions of the Debt Restructuring Agreement and the Convertible Note set forth herein does not purport to be complete and is qualified in its entirety by reference to the terms of the Debt Restructuring Agreement, which is filed as Exhibit 10.1 to this Current Report, and the terms of the Convertible Note, which is filed as Exhibit 10.2 to this Current Report.

This document is not intended to provide any other factual information about the Registrant. Such information can be found in other public filings the Company makes with the SEC, which are available without charge at www.sec.gov.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

10.1	Debt Restructuring Agreement dated October 24, 2013, between American Mining Corporation and Thomas Mills

10.2	Convertible Note dated October 28, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN MINING CORPORATION

/s/ Andrew Grundman
Andrew Grundman
President
Date: October 29, 2013